UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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CHURCHILL DOWNS INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHURCHILL DOWNS INCORPORATED

700 CENTRAL AVENUE

LOUISVILLE, KENTUCKY 40208

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 19, 2008

To the Shareholders of

Churchill Downs Incorporated:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Churchill Downs Incorporated (the “Company”), a Kentucky corporation, will be held at Churchill Downs Racetrack, 700 Central Avenue, Louisville, Kentucky, on Thursday, June 19, 2008, at 10:00 a.m., E.D.T. for the following purposes:

I.	To elect four (4) Class III Directors for a term of three (3) years (Proposal No. 1);

II.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2008 (Proposal No. 2);

III.	To approve the material terms of the performance goals and maximum awards payable as established by the special Subcommittee of the Compensation Committee of the Board of Directors for the payment of compensation to Robert L. Evans, William C. Carstanjen, William E. Mudd, Vernon D. Niven III and Steven P. Sexton under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (Proposal No. 3); and

IV.	To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

The close of business on April 17, 2008 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

Shareholders who do not expect to attend the meeting in person are urged to sign, date and promptly return the Proxy that is enclosed herewith or vote by telephone or over the Internet.

By Order of the Board of Directors.

REBECCA C. REED

Senior Vice President and Secretary

April 28, 2008

CHURCHILL DOWNS INCORPORATED

700 CENTRAL AVENUE

LOUISVILLE, KENTUCKY 40208

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held on June 19, 2008

The enclosed Proxy is being solicited by the Board of Directors (the “Board of Directors”) of Churchill Downs Incorporated (the “Company”) to be voted at the 2008 Annual Meeting of Shareholders to be held on Thursday, June 19, 2008, at 10:00 a.m., E.D.T. (the “Annual Meeting”), at Churchill Downs Racetrack, 700 Central Avenue, Louisville, Kentucky, and any adjournments thereof. This solicitation is being made primarily by mail and at the expense of the Company. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Proxy and this Proxy Statement are being sent to shareholders on or about April 28, 2008.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on April 17, 2008, are entitled to notice of and to vote at the Annual Meeting. On that date, 13,562,013 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Under the Company’s Amended and Restated Articles of Incorporation and Bylaws and the Kentucky statutes, abstentions and broker non-votes on any matter are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

If the enclosed Proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. IF A SHAREHOLDER DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY THE SHAREHOLDER’S PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW UNDER “ELECTION OF DIRECTORS,” FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008, FOR APPROVAL OF THE PERFORMANCE GOALS FOR ROBERT L. EVANS, WILLIAM C. CARSTANJEN, WILLIAM E. MUDD, VERNON D. NIVEN III AND STEVEN P. SEXTON UNDER THE COMPANY’S 1997 INCENTIVE COMPENSATION PLAN AND, IN THE DISCRETION OF THE PERSON OR PERSONS VOTING THE PROXIES, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Shareholders may also vote by telephone or over the Internet. Please refer to the instructions on your proxy card or the information forwarded by your bank, broker or other holder of record. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on June 18, 2008.

Revocation of Proxy

A proxy may be revoked at any time before the shares it represents are voted by giving written notice of revocation to the Secretary of the Company at 700 Central Avenue, Louisville, KY 40208, and such revocation shall be effective for all votes after receipt or by delivery of a properly executed, later-dated proxy, including an Internet or telephone vote, or by voting in person at the Annual Meeting.

Security Ownership of Certain Beneficial

Owners and Management

The following table sets forth information as of April 17, 2008 (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director of the Company, each named executive officer (as defined in “Executive Compensation-Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 13,562,013 shares of Common Stock outstanding as of April 17, 2008. We are not aware of any pledge of our Common Stock by any of our executive officers or directors, or of any pledge of our Common Stock that could result in a change in control of our Company.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class
Duchossois Industries, Inc. 845 Larch Avenue Elmhurst, IL 60126	3,204,888		23.63
Gamco Investors, Inc. and affiliates One Corporate Center Rye, NY 10580-1435	840,773	(1)	6.20
Carl F. Pollard	132,303	(2)	0.98
Leonard S. Coleman, Jr.	4,500		*
Craig J. Duchossois	3,189,888	(3)	23.52
Richard L. Duchossois	3,204,888	(4)	23.63
Robert L. Fealy	-0-		*
J. David Grissom	100,000		0.74
Seth W. Hancock	132,250	(5)	0.98
Daniel P. Harrington	233,300	(6)	1.72
G. Watts Humphrey, Jr.	51,000		0.38
Susan E. Packard	1,615		*
Darrell R. Wells	174,630	(7)	1.29
Michael W. Anderson	286	(8)	*
William C. Carstanjen	-0-	(9)	*
Robert L. Evans	119,234	(10)	0.88
Michael E. Miller	1,177		*
William E. Mudd	-0-	(11)	*
Vernon D. Niven III	-0-		*
Steven P. Sexton	30,157	(12)	0.22
21 Directors and Executive Officers as a Group	4,209,034	(13)(14)	31.04

*	Less than 0.1%

(1)	Based upon information as of December 31, 2007 set forth in Schedule 13F, filed with the Securities and Exchange Commission by Gamco Investors, Inc. Gamco Asset Management, Inc. has sole investment discretion with respect to 722,773 shares and sole voting power with respect to 701,773 of those shares. Gabelli Funds, LLC has sole investment discretion and sole voting power with respect to 118,000 shares.

(2)

Mr. Pollard shares voting and investment power with respect to 8,223 shares owned by The C. F. Pollard Foundation, Inc., a 501(c)(3) corporation in which Mr. Pollard has no pecuniary interest. He specifically disclaims beneficial ownership of these shares. The remaining 124,080 shares are held by Pollard Churchill Partners, LLLP, which is 99% owned by Mr. Pollard, through a grantor retained annuity trust of which Mr. Pollard is the trustee, as its limited partner, and 1% owned by Pollard Ventures, Inc. as its general partner. Mr. Pollard is the President and sole shareholder of Pollard Ventures, Inc.

(3)	Mr. Craig J. Duchossois is the son of Mr. Richard L. Duchossois, who is also a director of the Company. Craig J. Duchossois shares voting and investment power with respect to 3,150,000 shares owned by Duchossois Industries, Inc. and 39,888 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of Duchossois Industries, Inc. He specifically disclaims beneficial ownership of these shares. All 3,189,888 shares are also listed as beneficially owned by Mr. Richard L. Duchossois.

(4)	Mr. Richard L. Duchossois is the father of Mr. Craig J. Duchossois, who is also a director of the Company. Mr. Richard L. Duchossois shares voting and investment power with respect to 3,150,000 shares owned by Duchossois Industries, Inc. and 39,888 shares owned by 845 Larch Acquisition Corp., LLC, an affiliate of Duchossois Industries, Inc. He specifically disclaims beneficial ownership of these shares. Of the shares listed as beneficially owned by Mr. Richard L. Duchossois, 3,189,888 shares are also listed as beneficially owned by Mr. Craig J. Duchossois.

(5)	Mr. Hancock shares voting and investment power with respect to 36,120 shares held in trusts for his sisters of which he serves as a trustee and 18,130 shares held by ABC Partnership of which he is a one-third partner.

(6)	Mr. Harrington shares voting and investment power with respect to 233,300 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares.

(7)	Mr. Wells shares voting and investment power with respect to 25,000 shares held by the Wells Foundation, Inc., of which he is a trustee. He specifically disclaims beneficial ownership of these shares.

(8)	Includes 286 shares issuable under currently exercisable options, but excludes 1,644 shares awarded under the Company’s 2004 Restricted Stock Plan over which Mr. Anderson has neither voting nor dispositive power until the lapse of a five-year restriction period pursuant to the restricted stock agreement governing this award and 460 shares awarded under the Company’s 2007 Omnibus Plan over which Mr. Anderson has neither voting nor dispositive power until the lapse of a three-year restriction period pursuant to the restricted stock agreement governing this award.

(9)	Excludes 11,000 shares awarded under the Company’s 2004 Restricted Stock Plan over which Mr. Carstanjen has neither voting nor dispositive power until the lapse of a five-year restriction period pursuant to the restricted stock agreement governing this award.

(10)	Includes 21,125 vested restricted stock units and 70,415 currently exercisable options, but excludes 111,375 shares awarded pursuant to Mr. Evans’ employment agreement over which Mr. Evans has neither voting nor dispositive power until the lapse of certain restrictions pursuant to the restricted stock agreements governing the awards.

(11)	Excludes 2,500 shares awarded under the Company’s 2007 Omnibus Plan over which Mr. Mudd has neither voting nor dispositive power until the lapse of a three-year restriction period pursuant to the restricted stock agreement governing this award.

(12)	Includes 30,157 shares issuable under currently exercisable options, but excludes 5,757 shares awarded under the Company’s 2004 Restricted Stock Plan over which Mr. Sexton has neither voting nor dispositive power until the lapse of a five-year restriction period pursuant to the restricted stock agreement governing this award.

(13)	See “Executive Officers of the Company” and “Election of Directors” herein.

(14)	Includes 138,705 shares issuable under currently exercisable options.

Executive Officers of the Company

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office
Carl F. Pollard(1) 69	Director since 1985; Chairman of the Board since 2001
Robert L. Evans(2) 55	President and Chief Executive Officer since August 2006
Michael W. Anderson 37	Interim Chief Financial Officer from January 2007 to October 2007; Treasurer since June 2002; Vice President, Corporate Finance since January 2002; Corporate Controller, from January 2000 to December 2001; Controller, from November 1996 to December 1999
Roy A. Arnold(3) 52	President, Arlington Park Racecourse, LLC, since April 2006
William C. Carstanjen(4) 40	Executive Vice President, and Chief Development Officer since June 2005; General Counsel June 2005 to December 2006
William E. Mudd(5) 36	Executive Vice President and Chief Financial Officer since October 2007
Vernon D. Niven III(6) 45	Executive Vice President, Technology Initiatives since September 2006
Rebecca C. Reed 50	Senior Vice President, Legal Affairs, Chief Compliance Officer and Secretary since June 2005; Senior Vice President, General Counsel and Secretary from January 1999 to June 2005
Steven P. Sexton 48	Executive Vice President since January 2007; President, Churchill Downs Racetrack, since March, 2003; President, Ellis Park Race Course, Inc., from March 2003 to September 2006; President, Arlington Park Racecourse, LLC, from January 2002 to March 2003; President, Arlington International Racecourse, Inc. (Arlington Park), from September 2001 to December 2001; Executive Vice President, Arlington International Racecourse, Inc. (Arlington Park), from May 2001 to September 2001
Randall E. Soth 57	President, Churchill Downs Louisiana Horseracing Company, L.L.C., since October 2004; Vice President and General Manager, Calder Race Course, Inc. and Tropical Park, Inc., from April 1999 to October 2004

(1)	Mr. Pollard does not serve full-time as an executive officer of the Company and is not compensated as an officer of the Company.

(2)	Prior to joining the Company, Mr. Evans served as the Managing Director of Symphony Technology Group, a strategic holding group focused on the enterprise software and services market, and as President and CEO of Symphony Services Corp., a product engineering outsourcing services company, from 2002 to 2004. From 1999 to 2002, he served as President and Chief Operating Officer of i2 Technologies/Aspect Development.

(3)	Prior to joining the Company, Mr. Arnold served a 30-year tenure with the United States Marine Corps.

(4)	Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company. From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters.

(5)	Prior to joining the Company, Mr. Mudd was employed at General Electric Company. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development.

(6)	Prior to joining the Company, Mr. Niven served as the Executive Vice President, Marketing and Strategy for Tumri, Inc., an online display and advertising company, from September 2005 to August 2006; the Vice President, Board of Directors and Reconstruction Project Director for Pensacola Beach Elementary School from August 2004 to present; Advisory Board member for Accordia Systems from September 2001 to August 2003; and as Vice President, Content Management Software for i2 Technologies/Aspect Development from June 1999 to May 2001.

Election of Directors

(Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect four (4) persons to serve in Class III of the Board of Directors to hold office for a term of three (3) years expiring at the 2011 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Articles of Incorporation of the Company provide that the Board of Directors shall be composed of not fewer than nine (9) nor more than twenty-five (25) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually. In the Company’s Amended and Restated Bylaws, the Board of Directors has established the number of directors at twelve (12), with four (4) directors in Class I, four (4) directors in Class II and four (4) directors in Class III.

The Company is a party to a Merger Agreement dated as of June 23, 2000, as amended (the “Merger Agreement”), between the Company and Duchossois Industries, Inc., under which certain subsidiaries of the Company were merged into certain wholly-owned subsidiaries of Duchossois Industries, Inc. (the “Merger”). The Merger was approved by vote of the Company’s shareholders at a Special Meeting of the shareholders on September 8, 2000. Pursuant to a Stockholder’s Agreement between the Company and Duchossois Industries, Inc., as part of the Merger, Duchossois Industries, Inc., designated three (3) individuals for appointment and election to the Board of Directors. The Stockholder’s Agreement provides that those individuals, Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Robert L. Fealy (or substitute designees reasonably acceptable to the Company), would be nominated to serve as directors of the Company, being allocated as equally as possible among the three classes of directors, for vote of the shareholders of the Company at the annual meeting of shareholders at which each respective class is then submitted for vote by the shareholders. In 2000, the Board of Directors of the Company appointed Mr. Craig J. Duchossois to serve as a member of Class I, Mr. Richard L. Duchossois to serve as a member of Class II and Mr. Robert L. Fealy to serve as a member of Class III. Mr. Craig J. Duchossois, Mr. Richard L. Duchossois and Mr. Robert L. Fealy have each been subsequently re-elected to the Board of Directors.

At the Annual Meeting, the four (4) persons named in the following table will be nominated on behalf of the Board of Directors for election as directors in Class III. The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of these persons. All of the nominees currently serve as members of Class III and have agreed to serve if re-elected. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE ELECTION OF THE CLASS III DIRECTORS NAMED BELOW.

Nominees for Election as Directors

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class III—Terms Expiring in 2011

Robert L. Fealy 56 Director since 2000	Executive Vice President and Director, Duchossois Industries, Inc. (private holding company with diversified business interests); Director, The Chamberlain Group, Inc. (access control devices); Chairman and Director, AMX LLC; Managing Director, Duchossois Technology Partners, LLC (venture capital); Director, Pella Corporation, Illinois Venture Capital Association, Radeum, Inc.; Chairman and Director, Brivo Systems, Inc.; Trustee, University of Cincinnati Foundation; Treasurer, Illinois Venture Capital Association Political Action Committee; University of Cincinnati Business Advisory Council

Daniel P. Harrington 52 Director since 1998	President and Chief Executive Officer, HTV Industries, Inc. (private holding company with diversified business interests); Director, Biopure Corporation (Audit Committee), Portec Rail Products, Inc. (Audit and Compensation Committees), First State Financial Corporation (Audit Committee), First Guaranty Bank; Trustee, The Veale Foundation

Carl F. Pollard 69 Director since 1985; Chairman since 2001	Owner, Hermitage Farm since 1995 (Thoroughbred breeding); Director, DNP Select Income Fund, Inc. (Audit Committee Chairman); Director, Duff & Phelps Utility and Corporate Bond Trust (Audit Committee), DTF Tax-Free Income Inc. (Audit Committee)

Darrell R. Wells 65 Director since 1985	General Partner, Security Management Company (investments), Security Equity Partners II, Security Trend Partners (hedge fund), Summit 1 & 2 Partnerships, SMC Options, Oak Capital, LLC, Nautical Properties, LLC, Hibiscus Partners and Exbury Partners; Chairman, Commonwealth Bancshares, Inc., Citizens Financial Corporation, Commonwealth Bank & Trust Company; Chairman, Chief Executive Officer and President, SMC Capital, Inc.; President & Director, SMC Advisors, Inc.; Chairman and Chief Executive Officer, Citizens Security Life Insurance Company, Citizens Insurance Company and United Liberty Life Insurance Company; Chairman, Magnolia Bancshares, Inc.; President, Wells Foundation (charitable foundation); Director, First Security Bank, American Printing House; Advisor, Louisville Youth Training Center

(1)	Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2)	Directorships in companies with a class of securities registered pursuant to the Securities Exchange Act of 1934 or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

Continuing Directors

The following table sets forth information relating to the Class I and Class II directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class II—Terms Expiring in 2010

Richard L. Duchossois 86 Director since 2000	Chairman, Duchossois Industries, Inc. (private holding company with diversified business interests); Director, TCMC, Inc. (investments); Director, Emirates World Series of Racing, Thoroughbred Racing Association; Chairman Emeritus, Arlington Park Racecourse, LLC

J. David Grissom 69 Director since 1979	Chairman, Mayfair Capital, Inc. (private investment firm); Chairman, The Glenview Trust Company (trust and investment management services); Director, Yum! Brands, Inc. (Audit Committee Chairman); Chairman, Board of Trustees, Centre College; Director, United Metro Media, Inc.

Seth W. Hancock 58 Director since 1973	Managing Partner, Claiborne Farm, Ltd. and President, Hancock Farms, LLC (Thoroughbred breeding and farming); Director, Hopewell Company and Keeneland Association

Susan Elizabeth Packard 53 Director since 2004	2007 to present: President, Brand Outreach, Scripps Networks (maximizing value of cable brands to the parent company, clients and consumers); 2003 to 2007: President, Affiliate Sales and International Development, Scripps Networks (media sales, distribution and development); 2000 to 2003: President, Scripps Networks New Ventures (new network development and new media applications); former Chief Operating Officer, Home & Garden Television Network (HGTV) (cable television network); Director, YMCA of East Tennessee (Immediate Past Chair), National Cable Television Center and Museum, Columbus Home, Scripps Howard Foundation, and Webb School of Knoxville

(1)	Except as noted with respect to Ms. Packard, there has been no change in principal occupation or employment during the past five years.

(2)	Directorships in companies with a class of securities registered pursuant to the Securities Exchange Act of 1934 or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships or positions considered significant by them.

Name, Age and Positions with Company	Principal Occupation(1) and Certain Directorships(2)

Class I—Terms Expiring in 2009

Leonard S. Coleman, Jr. 59 Director since 2001	Senior Advisor, Major League Baseball, 1999-2005; Former President, National League of Professional Baseball Clubs, 1994-1999; Director, The Omnicom Group, Electronic Arts, Inc., Avis- Budget and H. J. Heinz Co.; Chairman, The Jackie Robinson Foundation; Director, Children’s Defense Fund, Spoleto Festival, Little League Baseball, Metropolitan Opera, The Schuman Fund and Urban America; Former Chairman, ARENACO, Inc. (subsidiary of New York Yankees/New Jersey Nets)

Craig J. Duchossois 63 Director since 2000	Chief Executive Officer and Director, Duchossois Industries, Inc. (private holding company with diversified business interests); Chairman, The Chamberlain Group, Inc. (access control devices); Director, AMX LLC; Director and Chief Executive Officer, TCMC, Inc. (investments); Director, Culver Education Foundation, University of Chicago, University of Chicago Hospitals, Illinois Institute of Technology, Kellogg Graduate School of Management, World Business Chicago, US Naval Academy Board of Visitors, Executive’s Club of Chicago, the Economics Club of Chicago, the Chief Executive Officer’s Organization and the World Presidents Organization

Robert L. Evans 55 Director since 2006	President and Chief Executive Officer of the Company since August 2006; President, Tenlane Farm, LLC; Director, Aftermarket Technology Corp. (Compensation Committee) and Tumri, Inc.

G. Watts Humphrey, Jr. 63 Director since 1995	President, GWH Holdings, Inc. (private investment company); Chief Executive Officer, IPEG (international plastics machinery equipment company) and Centria (manufacturer and erector of metal building systems); Owner, Shawnee Farm (thoroughbred breeding and racing operation); Member of The Jockey Club; Vice-Chairman, The Blood-Horse, Inc.; Director, American Horse Council, Breeders’ Cup Limited, Keeneland Association, National Thoroughbred Racing Association, Shakertown at Pleasant Hill, Kentucky, Inc., Smithfield Trust Company and Wausau Paper; Member, Board of Trustees, Centre College and University of Pittsburgh

(1)	There has been no change in principal occupation or employment during the past five years, except with respect to Mr. Evans (as described under “Executive Officers of the Company”) and except that Mr. Coleman retired as the Senior Advisor to Major League Baseball effective December 31, 2005.

(2)	Directorships in companies with a class of securities registered pursuant to the Securities Exchange Act of 1934 or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other directorships or positions considered significant by them.

Emeritus Directors

Directors Emeriti are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Company’s Amended and Restated Bylaws provide that a person shall not be qualified for election as a Director unless such person is less than 70 years of age on the date of election, unless the nomination of such person is required by contract. Each director shall become a Director Emeritus upon the expiration of his or her current term following the date on which he or she is no longer qualified for election due to age. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, Frank B. Hower, Jr., Stanley F. Hugenberg, Jr., and Thomas H. Meeker.

Director Compensation for Fiscal Year Ended December 31, 2007

During 2007, directors received an annual retainer fee of $25,000; directors who served as committee chairmen received an additional $3,000 for a total annual retainer fee of $28,000; and the Chairman of the Board received an additional $20,000 for a total annual retainer fee of $45,000. Directors were paid $1,000 for each meeting of the Board of Directors and each committee meeting they attended, either in person or by teleconference, and for each special ad hoc meeting in which they participated. Directors who did not reside in Louisville may request reimbursement for their travel expenses. Only non-employee directors receive this compensation.

In 2007, we provided the following annual compensation to directors who are not employees:

Name	Fees earned or paid in cash ($)		Total ($)
Carl F. Pollard	65,000		65,000
Leonard S. Coleman, Jr.	39,000		39,000
Craig J. Duchossois	39,000	(1)	39,000
Richard L. Duchossois	32,000	(2)	32,000
Robert L. Fealy	46,000	(2)	46,000
J. David Grissom	47,000		47,000
Seth W. Hancock	29,000	(2)	29,000
Daniel P. Harrington	34,000		34,000
G. Watts Humphrey, Jr.	52,000		52,000
Susan E. Packard	36,000		36,000
Darrell R. Wells	43,000		43,000

(1)	The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a direct account that gives several investment options. Mr. Craig Duchossois elected to have all of his director fees for 2007 deposited into an investment account under the Churchill Downs Incorporated 2005 Deferred Compensation Plan.

(2)	The Churchill Downs Incorporated 2005 Deferred Compensation Plan also allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the board. Upon the end of service, the shares are issued or transferred to the director. In 2007, Mr. Fealy, Mr. Hancock, and Mr. Richard Duchossois deferred all of their 2007 directors’ fees into a deferred share account under the Churchill Downs Incorporated 2005 Deferred Compensation Plan. The grant dates for the deferred shares was the first business day of the first month after the quarter end. The number of deferred shares awarded for fees earned during the quarter then ended was based on the market price of the stock on each such date: first quarter, $45.75; second quarter $51.97 third quarter $52.46; and fourth quarter $52.77. As of December 31, 2007, Mr. Fealy had 2,267.40 deferred shares, Mr. Richard Duchossois had 636.53 deferred shares, and Mr. Hancock had 573.56 deferred shares under the Plan.

Corporate Governance

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the Securities and Exchange Commission and NASDAQ.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct for Employees and Code of Ethics for Principal Financial Officers are available on our corporate website, www.churchilldownsincorporated.com under the “Investors” heading.

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors c/o Churchill Downs Incorporated, 700 Central Avenue, Louisville, Kentucky 40208. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Share Ownership Guidelines

The Board expects all directors to display confidence in the Company by ownership of a meaningful amount of the Company’s stock. As a result, each director is expected to own shares of the Company’s stock with a fair market value equal to five (5) times the director’s annual retainer. Each incumbent director will have five (5) years from the date of adoption of the ownership guidelines (March 15, 2007) to meet this requirement and each new director will have five (5) years from the date of appointment or election to the Board to meet this requirement. Initial compliance will be measured in March 2012, the five (5) year anniversary date of the adoption of the ownership guidelines (for incumbent directors) or at the five (5) year anniversary date of the director’s appointment or election (for new directors). Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee. Deferred shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan may be included for purposes of measuring compliance with the Company’s share ownership guidelines.

Board Meetings and Committees

All directors, except Mr. Hancock, attended at least ninety percent (90%) of the meetings of the Board of Directors and the meetings of the committee(s) on which they served in 2007. Mr. Hancock attended fewer than seventy-five percent (75%) of the meetings of the Board of Directors in 2007. The Company encourages its directors to attend the Annual Meeting each year. All directors attended the Company’s Annual Meeting held on June 28, 2007.

The Board has determined that all of the directors of the Company are “independent directors,” as defined under NASDAQ Rule 4200, other than Robert L. Evans.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation and the Nominating and Governance Committees. No Director Emeritus serves on any Board committee.

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The members of the Executive Committee are J. David Grissom, who serves as Chairman, Robert L. Fealy, G. Watts Humphrey, Jr. and Carl F. Pollard.

Fourteen (14) meetings of the Executive Committee were held during the last fiscal year.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process. Under its charter, the Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof. The Audit Committee monitors the performance of the Company’s internal audit function and is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting. The Audit Committee monitors the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and Compliance Policy. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and has the power to retain outside counsel, auditors or other experts for this purpose. The Audit Committee reviews the adequacy of its charter on an annual basis. The Audit Committee charter was most recently updated as of July 30, 2007.

The members of the Audit Committee are Darrell R. Wells, who serves as Chairman, Leonard S. Coleman, Jr., Daniel P. Harrington and Susan E. Packard. The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under NASDAQ Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Securities and Exchange Commission.

Four (4) meetings of the Audit Committee were held during the last fiscal year.

The Board of Directors has determined that Darrell R. Wells, who is independent as defined under NASDAQ Rule 4200(a)(15) and rules promulgated by the Securities and Exchange Commission is an “audit committee financial expert” as defined by regulations promulgated by the Securities and Exchange Commission.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ. The Board established this committee to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and each of the Company’s other executive officers. The Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the chief executive officer (“CEO”) and other executive officers.

During 2007, the Compensation Committee was composed of four (4) independent directors, as defined by the NASDAQ listing standards, including two (2) “Non-Employee Directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934. The members of the Compensation Committee are Craig J. Duchossois, who serves as Chairman, Leonard S. Coleman, Jr., G. Watts Humphrey, Jr. and Darrell R. Wells. The Committee has created a special Subcommittee comprised of the two Non-Employee Directors for the purposes of approving any stock grants or other stock related transactions to officers or directors of the Company, as required under Rule 16b-3. In addition, this Subcommittee is comprised only of “outside directors” as defined by Section 162(m) of the Internal Revenue Code and is responsible for approving all performance standards for officers for any pay program intended to qualify as “performance based compensation” under this section of the Code. The members of this special Subcommittee are Mr. Coleman and Mr. Wells.

The Compensation Committee met five (5) times in 2007. Members of management attended each meeting. The agenda for each meeting was determined by the Chairman of the Compensation Committee with management’s input prior to each meeting.

The Compensation Committee’s responsibilities are as follows:

•	To oversee the development and implementation of the Company’s compensation policies and programs for executive officers.

•

In conjunction with the Executive Committee, to establish the annual goals and objectives relevant to compensation of the CEO and other executive officers, including the balance of the components of total compensation.

•

In conjunction with the Executive Committee, to evaluate the performance of the CEO and the other executive officers in light of the agreed-upon goals and objectives and set the compensation level of the CEO based on such evaluation and present its report to the Board annually.

•

To develop guidelines for the compensation and performance of the Company’s executive officers and to approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

•	To establish appropriate performance targets, participations and levels of awards with respect to the Company’s incentive compensation plans.

•

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

•	To establish and periodically review company policies relating to senior management perquisites and other non-cash benefits.

•	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and company objectives.

•	To oversee regulatory compliance with respect to compensatory matters.

•	To approve plans for managerial development and succession within the Company and to report on such plans to the Board annually.

•	To review, assess and recommend to the Board appropriate compensation for outside directors.

•	To ensure the adequacy of and update, if necessary, the Compensation Committee’s charter annually.

•	To conduct an annual performance evaluation of the Compensation Committee.

•	To review the Compensation Discussion and Analysis and the supporting compensation disclosure materials and recommend to the Board its inclusion in the Company’s proxy statement.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and revise the charter. The charter was last revised on March 14, 2007 to address the changes in the responsibilities of the Compensation Committee as required under the new disclosure rules for executive compensation. The full text of the Compensation Committee Charter is available on the Company’s website at www.churchilldownsincorporated.com.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee is responsible for establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s programs for dealing with business ethics and other governance issues.

This Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board to identify skill sets and qualifications which are represented in order to determine which ones are needed. In addition, the Committee reviews the Company’s Strategic Plan to determine its needs with regard to Board composition. The Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.); diversity in race and gender; number of boards on which the individual serves; and the general variety of backgrounds represented on the Board.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 700 Central Avenue, Louisville, Kentucky 40208. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

The members of the Nominating and Governance Committee, each of whom is independent as defined by the NASDAQ listing standards, are J. David Grissom, who serves as Chairman, Robert L. Fealy, G. Watts Humphrey, Jr. and Carl F. Pollard.

The Nominating and Governance Committee held two (2) meetings during the last fiscal year.

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public Accounting Firm for 2008

(Proposal No. 2)

On March 12, 2008, the Company’s Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2008. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2006, were $820,670, and (ii) for the year ended December 31, 2007, were $857,501. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous Securities and Exchange Commission (“SEC”) and financial reporting matters.

Audit-Related Fees

During 2006 and 2007, the Company did not incur any fees for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2006, were $73,814, and (ii) in 2007, were $95,687. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to the use of Comperio, PwC’s accounting research software and (i) in 2006, were $1,500, and (ii) in 2007, were $1,500. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating pre-approval of services provided by the independent auditors on a case-by-case basis. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2007. These services may include audit services, audit-related services, tax services, and other services.

Proposal to Approve the Performance Goals and Maximum Awards Payable

Under the Incentive Compensation Plan

(Proposal No. 3)

The Company’s President and Chief Executive Officer, its Executive Vice Presidents, and certain other key employees designated by the Compensation Committee, are eligible to receive an annual cash incentive bonus under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (the “ICP” or “Incentive Compensation Plan”). The Compensation Committee establishes various performance goals, the attainment of which entitles the participating employee to receive an annual bonus award. The amount of the award is a function of the participant’s base salary.

At its meeting in March 2008, the special Subcommittee of the Compensation Committee, which Subcommittee is comprised of members who are both “non-employee directors” for the purposes of SEC Rule 16b-3 and “outside directors” as defined by § 162(m) of the Internal Revenue Code (the “Code”), established certain objective performance goals pursuant to which the Company’s President and Chief Executive Officer, Robert L. Evans; the Company’s Executive Vice President and Chief Development Officer, William C. Carstanjen; the Company’s Executive Vice President and Chief Financial Officer, William E. Mudd; the Company’s Executive Vice President, Technology Initiatives, Vernon D. Niven III and the Company’s Executive Vice President and President, Churchill Downs Racetrack, Steven P. Sexton, may receive a bonus award for fiscal year 2008 under the Incentive Compensation Plan if the performance goals applicable to each such executive officer are achieved. The performance goals set by the special Subcommittee of the Compensation Committee include the attainment of a pre-tax income target for the Company.

The special Subcommittee of the Compensation Committee has established certain additional objective performance goals related to individual performance for Mr. Evans and Mr. Mudd and has established certain additional objective performance goals related to both operating unit and individual performance for Mr. Niven, Mr. Carstanjen and Mr. Sexton, in all cases related to strategic initiatives, the specific details of which the special Subcommittee of the Compensation Committee has determined to be confidential business information, the disclosure of which would adversely affect the Company and its business. At the conclusion of the year, the special Subcommittee will make a determination whether the performance goals have been attained. The ultimate bonus award to be paid under the Incentive Compensation Plan will be determined by the extent to which each participating executive achieves each of the applicable performance goals established by the special Subcommittee of the Compensation Committee. The special Subcommittee of the Compensation Committee retains the discretion to reduce any award, notwithstanding the attainment of the applicable performance goals, based upon its determination of Mr. Evans’, Mr. Carstanjen’s, Mr. Mudd’s, Mr. Niven’s and Mr. Sexton’s performance in meeting the applicable performance goals.

The maximum dollar amount of bonus that may be awarded for each of Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Niven and Mr. Sexton under the performance goals established by the special Subcommittee of the Compensation Committee are as follows:

Mr. Evans	$675,000
Mr. Carstanjen	$384,000
Mr. Mudd	$348,000
Mr. Niven	$360,000
Mr. Sexton	$360,000

Any bonus earned for 2008 performance under the Incentive Compensation Plan will be payable on or prior to March 15, 2009. Under current U.S. tax law the Company may deduct the amount of the bonus award paid to Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Niven and Mr. Sexton to the extent that the deduction is not otherwise limited under Code §162(m). Under Code §162(m), compensation paid to any covered employee in excess of $1,000,000 in any taxable year is not deductible by the Company except to the extent such amount constitutes “qualified performance-based compensation.” Qualified performance-based compensation is compensation paid solely on account of the attainment of one or more performance goals if:

•	the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors,

•	the material terms of the performance goals have been approved by the corporation’s shareholders prior to the payment of the compensation, and

•	the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid.

At the Annual Meeting, shareholders will be asked to approve the material terms of the performance goals established by the special Subcommittee of the Compensation Committee for fiscal year 2008 for the payment of incentive compensation to Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Niven and Mr. Sexton under the Incentive Compensation Plan. A vote in favor of this proposal will result in, subject to the satisfaction of Code §162(m), [i] the compensation payable to Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Niven and Mr. Sexton under the Incentive Compensation Plan qualifying as performance-based compensation under Code §162(m), and [ii] the availability to the Company of a tax deduction in the amount of the compensation received by Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Niven and Mr. Sexton pursuant to this annual incentive bonus. No bonus awards will be paid under the Incentive Compensation Plan if the Company’s shareholders do not vote in favor of this proposal.

Approval of the proposal requires the affirmative vote of a majority of the shares casting votes in favor of or opposed to the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE PERFORMANCE GOALS AND THE MAXIMUM AWARDS PAYABLE AS ESTABLISHED BY THE SPECIAL SUBCOMMITTEE OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS FOR THE PAYMENT OF COMPENSATION TO MR. EVANS, MR. CARSTANJEN, MR. MUDD, MR. NIVEN AND MR. SEXTON UNDER THE CHURCHILL DOWNS INCORPORATED AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN (1997).

UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE PROPOSAL TO APPROVE THE PERFORMANCE GOALS FOR THE PAYMENT OF COMPENSATION TO MR. EVANS, MR. CARSTANJEN, MR. MUDD, MR. NIVEN AND MR. SEXTON UNDER THE INCENTIVE COMPENSATION PLAN.

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes Churchill Downs Incorporated’s executive compensation policies and programs and how they apply to our named executive officers (the senior executives included in the Summary Compensation Table on page 30 below). This section also describes the actions and decisions of the Compensation Committee of the Board of Directors (the “Committee”) and the Committee’s special Subcommittee (the “Subcommittee”), which oversee the executive compensation program and determine the compensation of the named executive officers. A detailed discussion of the Committee’s structure (including the Subcommittee), roles and responsibilities, and related matters can be found under “Compensation Committee” on page 12.

Executive Compensation Philosophy and Core Principles

The fundamental philosophy of the Compensation Committee is to ensure that the Company’s compensation program for executive officers links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term.

Fiscal year 2007 was the first full year for Mr. Evans as the Company’s new CEO. As part of the evolution of the business toward a more high-performance culture, the Company, with the support of the Committee, has undertaken a process of re-examining executive pay principles and practices. As a result of this process, the Company’s key principles underlying the executive compensation program have changed. Specifically, the principles of the program today are to:

•	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

•

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

•	Motivate and reward executives for achieving exceptional performance which will create value for shareholders over the long-term.

The Company will continue to adjust its pay practices to support these principles over time.

Factors Used to Evaluate Pay Decisions

Churchill Downs Incorporated does not currently manage compensation for individual executives to a specific total compensation value or based on a strategy of positioning pay to a specific “percentile” of market practices. Rather, the Company seeks to retain the services of executives who bring the skills, experience, and motivation needed to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review) and the Committee in the case of the CEO. These factors include, in order of importance for each element of pay:

•

Base salaries tied to market pay practices for executives with similar levels of responsibility, internal equity comparisons among the executive’s peers at the Company, and salary at a previous employer at the time of hire;

•	Target annual incentive opportunities based on internal equity considerations and the perceived level of contribution expected of the executive;

•	Long-term incentive opportunities driven by the level of contribution expected and comparisons among other Company executives who participate in the same programs; and

•	Severance and change in control benefits as negotiated on an individual basis by each executive and as deemed necessary to attract their services.

The Company’s executive benefits and perquisites vary by individual named executive officer, and not all executives choose to participate in the benefit and perquisite plans that are offered. The footnotes to the Summary Compensation Table below contain details as to the type and amount of perquisites and benefits for each named executive officer.

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives.

In making executive pay decisions, the Committee relies substantially on the advice and experience of its independent advisor and management to ensure the reasonableness of executive pay. Before pay decisions are made for newly hired or promoted executives, the advisor reviews and provides to management market survey data as a benchmark for typical pay levels and practices for executives with similar levels of responsibility at similarly-sized companies. This benchmark data includes broad market practices rather than targeted “industry” peers as the Company and the Committee’s advisor does not believe that there are a sufficient number of specific, relevant peer companies to make valid comparisons. The specific surveys used by the Committee’s advisor to benchmark executive pay during 2007 included compensation surveys from Mercer and Watson Wyatt. The compensation data from these surveys were from a subset of companies with average revenues of approximately $400 million. The data were not targeted to any specific industry and therefore represent broad market practices for executive pay. The Committee only considers aggregated survey data and the identity of the companies included in the survey data is not considered by or disclosed to the Committee in its evaluation of the data and therefore the identity of the companies included in such surveys is not considered material by the Committee.

It is the opinion of the Committee that the pay decisions made by the Company and the Committee are reasonable relative to pay provided to executives at other public companies, based on the Committee’s experience, the performance expectations established for each element of pay, and consultation with the Committee’s advisor.

Role of Management and Independent Advisors

Committee meetings are regularly attended by the Chief Executive Officer, the Vice President Human Resources, who is responsible for leading some of the discussions regarding the Company’s compensation programs, and the Senior Vice President, Legal Affairs, Chief Compliance Officer and Secretary, who is responsible for recording the minutes of the meetings. The Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Committee regularly reports to the Board on compensation matters and annually reviews the Chief Executive Officer’s compensation with the Board.

The Compensation Committee and the Subcommittee may also meet in executive session without any members of management, typically for the purpose of discussing and approving compensation for the Chief Executive Officer. However, no such executive sessions occurred during fiscal 2007 as no compensation decisions were required for Mr. Evans during the year. Due to the timing of his hire in late 2006, Mr. Evans was not eligible for an incentive award for 2006 performance and no increase in salary or changes to other elements of his compensation were contemplated. Compensation decisions for the CEO made after the 2007 year end, including final determination of Mr. Evans’ 2007 incentive payout, did occur in executive session at the March 6, 2008 Subcommittee meeting.

The Chief Executive Officer reviews the performance of and makes recommendations to the Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, stock awards and perquisites, as appropriate. Management also develops and presents to the

Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee typically conducts a review of the Chief Executive Officer’s performance. As part of this process, the Chief Executive Officer provides a self-assessment report. The Committee sets the compensation of the Chief Executive Officer in executive session after considering its assessment of the Chief Executive Officer’s performance, including due consideration of his self assessment report. Neither the Chief Executive Officer nor any other members of management are present during this session. No such review session occurred during fiscal 2007 due to the timing of Mr. Evans hire, although the Committee did conduct such a review in early 2008.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Compensation Committee. During 2007 the Committee was assisted in fulfilling its responsibilities by Mercer and Farient Advisors. The scope of the engagement of these advisors during 2007 included:

•	Assisting the Chairman of the Committee in establishing appropriate agendas for the Committee meetings;

•	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

•

Attending all Committee meetings in which discussion of executive compensation matters occurred and providing the Committee with input and advice based on the advisor’s broad experience with market practices;

•

On the behalf of the Committee, assisting management with the drafting of relevant plan documents and Committee disclosures, including the 2007 Omnibus Equity Incentive Plan and the Compensation Discussion and Analysis;

•

At the request of the Committee, working closely with management to review the Company’s long-term compensation philosophy and recommending a new long-term incentive plan design for the Committee’s approval; and

•	Reviewing market survey data on pay levels for executives with management to guide and inform recommendations on compensation before management recommendations are presented to the Committee.

In addition to its work with the Committee, Mercer was retained by management during 2007 to provide market benchmark data for the Company’s broader executive and management pay practices.

Mercer was the Committee’s consultant through September 2007 and was replaced by Farient Advisors for the remainder of the year due to personnel changes at Mercer and the Committee’s desire to appoint an independent advisor that only works for the Committee and does no other work for the Company.

All of the decisions with respect to the Company’s executive compensation are made by the Compensation Committee alone and may reflect factors and considerations other than, or that may differ from, the information and recommendations provided by management or outside advisors.

CEO Compensation

Compensation decisions made for the Chief Executive Officer are fundamentally different than pay for the other executive officers. As the highest ranking executive, Mr. Evans is ultimately accountable for the performance of the business in both the near-term and over the long-term. Mr. Evans is also responsible for setting the strategic direction of the Company, managing the other executive officers to implement this strategy, and driving results for shareholders.

As such, in recognition of the level of responsibility and accountability placed upon the CEO and the degree of impact that he can have on business results, the pay for the CEO position differs from the other executives in three material respects:

•	Materially higher salary and bonus opportunity, commensurate with level of responsibility and impact;

•	Greater emphasis on at-risk pay in the total compensation package, as appropriate to align pay with performance; and

•	Use of stock options and restricted stock as the primary long-term incentive vehicles to fully align the interests of the CEO with the interests of the other shareholders.

Other Material Differences Between Named Executive Officers

In addition to CEO pay practices, other named executives were provided with materially different pay packages. These differences included:

•

Vernon D. Niven III, Executive Vice President, Technology Initiatives – Mr. Niven has responsibility for the Company’s technology businesses, primarily the Company’s advance deposit wagering platform, Twinspires. Due to the unique nature of Twinspires as a technology “start-up” within the larger Churchill Downs Incorporated organization, Mr. Niven’s compensation is generally targeted to the results of the Twinspires business unit in particular rather than to overall Company results. More specifically, Mr. Niven participates in a long-term incentive plan that is tied to Twinspires results. This plan, which is described in more detail below, is not provided to any other named executive officer. As a participant in this plan, Mr. Niven also receives certain change in control benefits that are not otherwise available to other named executive officers.

•

Michael E. Miller – Mr. Miller was the Company’s Chief Financial Officer (“CFO”) until his resignation on January 18, 2007. Due to his resignation, Mr. Miller was not eligible for the Company’s incentive compensation plans during the year and his pay reflects a very short period of employment during the year.

•

Michael W. Anderson, Vice President, Corporate Finance and Treasurer; Former Interim Chief Financial Officer – Mr. Anderson served as the Company’s Interim Chief Financial Officer during fiscal 2007 from the date of resignation of our previous CFO to the date of hire for our new CFO. His compensation is therefore disclosed in the Summary Compensation Table below as required by the SEC because he served as the Principal Financial Officer for the Company during a portion of the year. However, Mr. Anderson’s compensation package reflects his normal responsibilities as the Company’s Treasurer, rather than the pay package which would be typical of a CFO and a direct report to the CEO. Therefore, his pay is materially different from the other named executive officers in terms of amount, structure of his short-term incentives, and the nature of his long-term incentives, as described in more detail below.

•

William E. Mudd – Mr. Mudd was hired by the Company late in the year to serve as the new Chief Financial Officer. As a new employee, Mr. Mudd’s compensation reflects a sign-on package used to compensate him for pay opportunities forfeited from his prior employer as well as to induce his acceptance of the Company’s offer for employment. His pay also reflects only part-year employment. Therefore, his compensation during fiscal 2007 was materially different from the other named executive officers in terms of amount, structure, and the nature of his long-term incentives, as described in more detail below. Mr. Mudd’s compensation for 2008 will be more similar to the other named executive officers, as is appropriate to his position.

Components of Compensation

During 2007, the Company used multiple components to provide an overall compensation and benefits package in order to attract and retain the needed level of executive talent for the organization.

Base Salary

The Compensation Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value, without being a major focus of the overall compensation package. This approach is consistent with the desire to create an entrepreneurial management culture at the Company. Therefore, the Committee establishes base salaries for new hires based on the advice of management and its independent advisor regarding reasonable market pay practices, comparisons with the executive’s peers at the Company, and the rate of pay provided at the executive’s previous employer. The Committee then provides modest increases in pay thereafter. Upon promotion, executives receive base pay increases that are commensurate with their new role and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter.

Increases in base salary affect the opportunity for annual incentive payouts under the Incentive Compensation Plan (see below).

Annual Incentive Plan

The Company’s Amended and Restated Incentive Compensation Plan (1997) (“ICP”) provides an opportunity for the named executive officers to earn an annual cash incentive based on Company financial performance and achievement of individual strategic and operational performance goals. The objective of this plan is to provide executives with the opportunity to earn cash compensation linked to the short-term business performance of the Company as well as to reward the executives for accomplishment of strategic and operational initiatives that will have an impact on building the Company over the long-term.

Incentive Opportunities. Under the ICP, executive officers and other participants have a target incentive opportunity defined as a percent of base salary. For executive officers, these target percentages are determined by the Compensation Committee based on the internal pay equity considerations, impact on total short-term compensation and the expected level of contribution of each executive to the Company’s performance and growth. Executives who are expected to have greater impact on overall pay results generally have higher incentive pay potential. The Compensation Committee believes that this higher “pay-at-risk” for executives with more responsibility and more impact on the organization is appropriate to motivate performance and align pay outcomes with performance results.

The Compensation Committee typically ratifies the target incentive levels proposed by the CEO for each named executive officer other than himself at the beginning of the year. Changes from year to year are uncommon. During 2007, the target annual incentive opportunity assigned to the CEO and the other named executive officers were as follows:

Executive	Target Incentive as a Percent of Salary
Robert L. Evans President, Chief Executive Officer and Director	75%
William E. Mudd Executive Vice President and Chief Financial Officer	n/a
Michael E. Miller Former Executive Vice President and Chief Financial Officer	n/a
Michael W. Anderson Vice President, Corporate Finance and Treasurer; Former Interim Chief Financial Officer	35%
William C. Carstanjen Executive Vice President and Chief Development Officer	60%
Vernon D. Niven III Executive Vice President, Technology Initiatives	60%
Steven P. Sexton Executive Vice President and President, Churchill Downs Racetrack	60%

During 2007, Mr. Miller was not eligible for an annual incentive payment due to his resignation from the Company on January 18, 2007 and Mr. Mudd was not eligible for an annual incentive payment due to his relatively short tenure with the Company. Mr. Mudd was paid a sign-on bonus of $100,000 in recognition of the fact that he would not be eligible for an ICP performance bonus related to 2007 performance and to induce his acceptance of the Company’s offer of employment. This sign-on bonus is repayable on a pro-rata basis if Mr. Mudd terminates his employment with the company within the first 12 months of his employment.

Mr. Anderson was appointed Interim Chief Financial Officer upon Mr. Miller’s resignation. His target ICP opportunity is materially different from the other named executives as his pay is commensurate with his position and level as a vice president of the Company rather than as the CFO.

The actual ICP award for each officer, including the named executive officers, can range from zero to a maximum of 200 percent of the officer’s target incentive opportunity, as determined at the end of the year, based on performance.

Performance Measures and Weights. In March 2007, the Subcommittee of the Compensation Committee established certain objective performance goals pursuant to which the CEO and named executive officers could receive an annual incentive award for fiscal year 2007 under the ICP if the performance goals applicable to each executive were achieved. The performance goals set by the Committee included the attainment of financial performance goals for the Company (the “Company Objective”) and certain objective individual performance goals for each of the executive officers (“Individual Objectives”).

For 2007, the Company Objective was measured as Earnings Before Taxes (“EBT”). The Individual Objectives established for 2007 were objective performance goals which varied by executive related to business growth and revenue diversification initiatives, operational efficiency and process improvement initiatives, and customer service improvements, measured at the Company and business unit levels. Each of these factors was assigned a specific weight which varied for each executive, and the total incentive payout at year end was based on a weighted average of performance on each factor, as follows:

The Committee has selected this balanced approach to measuring annual performance because it believes that:

•

Success for shareholders is a balance between financial performance in the near-term and strategic and operational performance improvements that will drive success over the long-term. Executives should be rewarded and motivated for focusing on both. Company objectives tend to be near-term focused, while individual goals tend to relate to matters that will enhance long-term success for the Company; and

•	Executives should be rewarded for results which they can individually impact, as well as for the success of the overall Company.

The Committee selected EBT for the Company Objective because it believes that EBT best reflects the value created for shareholders in the short-term.

Each executive’s performance objectives, goals, and weights for each factor are established at the recommendation of the CEO early in each year based on the Company’s business plans and key strategic priorities. These objectives are then reviewed and approved by the Committee for each of the executive officers.

The specific weight assigned to each performance factor for each of the named executive officers for 2007 were as follows:

Executive	Company Objective Weight	Individual Objectives Weight
Robert L. Evans	30%	70%
Michael W. Anderson	70%	30%
William C. Carstanjen	30%	70%
Vernon D. Niven III	10%	90%
Steven P. Sexton	10%	90%

In setting performance weightings, the objective was to place greater emphasis on Individual Objectives for Mr. Niven and Mr. Sexton to emphasize their direct business unit accountability. Explicit metrics of business unit success are included in the Individual Objectives for these two individuals. As compared to the weightings for Mr. Niven and Mr. Sexton, the weightings were more focused on the Company Objective for Mr. Evans and Mr. Carstanjen because each of these individuals has a direct responsibility for driving overall Company results. However, significant emphasis was maintained on the critical strategic and operational goals included in their Individual Goals. For Mr. Anderson, the emphasis was placed on overall corporate results, which is consistent with the treatment of other functional vice presidents, in order to encourage an overall team culture and due to the important, but less critical nature of the individual objectives established for the Company vice presidents relative to the other named executive officers.

2007 Performance Target and Results. For 2007, the target Company Objective was $29.4 million in EBT, which was equal to the Company’s business plan for the year. The Committee established a threshold performance objective equal to 90% of this performance goal, which would result in a payout equal to 50% of each executive’s incentive target multiplied by the weight for this factor, and a maximum performance objective equal to 120% of this goal, which would result in a payout equal to 200% of the incentive target multiplied by the weight for this factor. Zero incentive is paid for any of the performance factors if pre-tax earnings are below threshold. The Company’s actual EBT performance during 2007, as adjusted by the Compensation Committee for purposes of calculating incentive compensation awards, was $31.6 million, resulting in an award factor of 127% for the Company Objective. These performance targets are summarized in the table below:

Performance Level	EBT $ millions	Performance Multiplier
Maximum	$35.3	200%
Target	$29.4	100%
Threshold	$26.5	50%
Below Threshold	< $26.5	0%
Actual 2007, as adjusted	$31.6	127%

The Individual Objectives are tied to specific strategic initiatives of the Company and key operational improvement areas. The Compensation Committee has determined the details of these Individual Objectives to be confidential business information, the disclosure of which would adversely affect the Company and its business. The Committee believes that the overall objectives established for each officer represent a meaningful improvement for the Company and therefore are relatively difficult to attain. This judgment is based on the Committee’s understanding of the businesses operations, its past experience with the Company’s goal-setting process, and the relationships between these performance goals and the overall Company Objectives. The performance of the Company’s named executive officers over the past four years has resulted in satisfactory achievement of their respective individual goals approximately 85% of the time.

The Committee retains the discretion to adjust the evaluation of Company performance goals at year end as needed to reflect unexpected business conditions and unusual events. This would include, but is not limited to, adjustments for factors such as unexpected changes in the regulatory environment for racing and gaming in the states in which the Company operates, major storms or other “acts of god” which disrupt Company operations in a material way, or other major windfalls or disruptions which are deemed outside of management’s control. The Committee did exercise this discretion during 2007 by making the following material adjustments to EBT for purposes of determining incentive compensation awards based on Company objectives: adding (i) expenses for legislative efforts connected with the referendum permitting expanded gaming in Miami-Dade County, Florida; (ii) compensation expense in excess of budgeted amounts realized in connection with equity awards specifically made to Mr. Evans; and (iii) fifty percent (50%) of the revenue shortfall against budget related to the loss of TVG source market fees that was incurred when the Company launched its own advance deposit wagering platform, Twinspires.com, on May 2, 2007; and subtracting (iv) earnings related to the AmericaTAB and Bloodstock Research Information Systems businesses acquired during June 2007, offset by interest costs for the debt incurred by the Company to fund the acquisition price of these businesses and (v) insurance recoveries for Calder Race Course related to damage caused by Hurricane Wilma.

Evaluation of Individual Objectives, while typically based on objective performance factors, generally includes a significant degree of subjectivity. The Committee exercises its discretion in evaluating these Individual Objectives using business judgment and the input of the CEO as it relates to the performance of his direct reports.

The results for each executive during 2007 are reflected in the Summary Compensation Table on page 30 in the column labeled “Non-Equity Incentive Plan Compensation.”

Long-Term Incentives

Corporate Long-Term Incentive Plan. During 2007, the Company fundamentally re-evaluated its approach to long-term incentive compensation for corporate executives and developed a new program to be implemented in 2008. The objective of this new program is to support the entrepreneurial mindset desired by management and the Committee by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements. This new program was approved in concept by the Committee during 2007, although the program was not implemented until the beginning of fiscal 2008, and therefore no compensation under this program is reported in the Summary Compensation Table below. In addition, the discussion and analysis below is intended only to provide an overview of the Company’s philosophy regarding long-term compensation. No specific pay decisions were made and no performance goals were set in 2007.

The design of the new long-term incentive plan has the following parameters:

•

Provide each of the named executive officers other than the CEO with the opportunity to earn a substantial amount (in cash or Company stock) over the next five years (2008 – 2012) for achieving significant improvements in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”);

•	Set specific EBITDA performance targets for each year and tie a percentage of the total opportunity to each goal;

•	If the goal for a specific year is achieved, a percentage of the opportunity will be considered “earned;”

•	Any percentage “earned” will not vest until between one and three years after the performance is achieved. The vesting varies by year and is longer in the earlier years of the plan;

•

If a specific EBITDA performance goal is achieved, only 30% of the payment opportunity associated with that goal is deemed earned by each executive. The remaining 70% is deemed earned only at the discretion of the CEO if the executive has substantially contributed to the performance and strategic improvement of the Company;

•

If any performance target is missed in a given year, participants will have the opportunity to earn the dollars associated with that year in subsequent years if the goal is later achieved, but no amounts can be earned sooner than the year originally designated;

•	Any amounts not earned before 2012 will be forfeited; and

•	50% of any outstanding but unearned awards will vest if a participant is terminated within 24 months of a change in control (a “double trigger”).

It is the intent of the Company to denominate any amounts earned in stock of the Company and to pay in stock at the time of vesting, although the Company may pay in cash at the Committee’s discretion.

The Committee does not intend to grant any additional, significant long-term incentive opportunities to the named executive officers over the next five year period. The targeted opportunities therefore represent five-year’s worth of long-term pay. The Committee believes that by “front-loading” a significant amount of pay in such a manner for each executive and setting aggressive, long-term performance goals to earn this pay, it is creating incentives which will encourage long-term, strategic thinking and support a high-performance culture. EBITDA was selected as the appropriate long-term performance metric as the Committee believes that EBITDA is a) aligned with shareholder value and b) can be forecasted and managed over a multiple-year period more effectively than pre-tax income.

The Committee reserves the right to adjust performance goals as needed to account for the impact of significant investments in the Company to avoid either unduly encouraging or discouraging such investments.

Twinspires Long-Term Incentive Plan. The Twinspires’ long-term incentive plan is similar to the program for corporate executives as outlined above. This includes establishing a dollar award opportunity to be earned over a multi-year period tied to business development goals established at the beginning of the plan. These awards are payable in stock or cash if earned. The Twinspires’ plan has the following key differences from the corporate plan:

•	The measurement period is 2008 – 2011 (four year period instead of five);

•	If any performance goal is not achieved in the year specified, then that award is forfeited (no opportunity to make up for missed objectives);

•	Participants can earn partial awards for partial performance against revenue goals in 2010 and 2011 as long as EBITDA margins are achieved;

•	Awards earned vest in four equal quarterly installments in the year following the year they are earned;

•	The plan does not include a discretionary adjustment tied to individual performance (100% of awards earned will be paid when vested); and

•	50% of any then outstanding but unearned awards will vest immediately upon a change in control regardless of continued employment (a “single trigger”).

The objective for having a different plan for Twinspires with a higher risk/reward profile compared to the corporate plan is to provide incentives which are commensurate with the risks of a start-up technology enterprise. Mr. Niven is the only named executive officer of the Company who participates in this plan.

Long-Term Incentives for the CEO. Mr. Evans as the CEO received a significant grant of Company stock (with both time- and performance-based vesting) at the time of his hire and it is not anticipated that he will participate in either the corporate long-term incentive plan or the Twinspires long-term incentive plan. The Committee believes that having a separate incentive plan for the CEO and the rest of the executive team in this context is appropriate and beneficial as it allows the CEO to evaluate the Company’s long-term performance relative to this incentive plan and make recommendations to the Committee regarding the pay of his direct reports without bias to his own compensation from the Company.

Stock Options and Restricted Stock. In addition to the above long-term incentive plans for executive officers, the Company grants stock options and restricted stock without performance contingencies on a selective basis to other employees. Historically, grants of restricted stock were made in accordance with the terms of the Company’s 2004 Restricted Stock Plan (the “2004 Restricted Stock Plan”); however, in 2007, the 2004 Restricted Stock Plan was terminated and replaced by the Company’s 2007 Omnibus Stock Incentive Plan (the “2007 Omnibus Plan”). All equity awards made during 2007 were made under the 2007 Omnibus Plan, which permits grants of stock options, restricted stock and other equity awards. Executive officers are currently only eligible to receive stock options or restricted stock at the time of hire. During 2007, Mr. Mudd and Mr. Anderson were the only executive officers to receive grants of stock options and/or restricted stock. The purpose of these grants were (i) to compensate Mr. Mudd for the equity and other compensation that he was forfeiting by leaving his prior employer and to induce his acceptance of the Company’s offer to become the new Chief Financial Officer and (ii) to recognize Mr. Anderson’s extraordinary efforts as the Company’s Interim Chief Financial Officer.

To facilitate the administration of the equity incentives, the Committee delegates to the CEO the authority to grant up to 134,600 shares of stock options (approximately 1% of the common shares outstanding) or 67,300 shares of restricted stock (half the number of stock options) at his discretion to non-officers of the Company. Such shares are valued at the fair market value on the effective date of grant and the CEO may not grant any more than 4,000 option shares or 2,000 restricted shares to any one individual without Committee approval.

For executive officers, all grants are granted at fair market value on the effective date of the grant, which is the date approved by the Committee or the first day of employment, whichever is later. Fair market value is the closing price of the Company’s stock on the NASDAQ securities market on the effective date of the grants.

Deferred Compensation Benefits

The Company’s philosophy is to provide savings benefits to executives which are commonly provided by other public companies. These benefits include:

401(k). The Company maintains a 401(k) Retirement Plan, a profit sharing plan which is intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code. The 401(k) Retirement Plan allows substantially all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Internal Revenue Code up to limits prescribed by the plan and the Internal Revenue Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation but no more than 5% of compensation. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 17 investment options. All assets of the 401(k) Retirement Plan are held in a trust which is intended to be qualified under Section 501 of the Internal Revenue Code.

Deferred Compensation Plan. The Company also maintains a Deferred Compensation Plan for select executives. The purpose of the plan is to provide eligible executives of the Company an opportunity to defer to a future date the receipt of base and bonus compensation for services and to receive matching contributions in similar fashion as provided by the Company’s 401(k) Retirement Plan for any salary deferred beyond the limits imposed by the IRS for that plan. The Committee believes that a Deferred Compensation Plan is a normal and typical benefit for executives at companies similar to the Company and is necessary to attract and retain executive talent.

For purposes of determining earnings under the Deferred Compensation Plan, various hypothetical investment alternatives are selected by the Committee in its discretion. The Deferred Compensation Plan allows, but does not require, the Committee to receive input from participants regarding such investment vehicles or assets. The current hypothetical investments selected by the Committee include 33 investment return options for determining the rate of return to be credited on participant deferrals. Participants are allowed to choose among these investment return options in order to direct the hypothetical investments used to determine earnings under the Plan.

Life insurance contracts have been purchased by the Company to provide some or all of the benefits under the Deferred Compensation Plan. Other details regarding the Deferred Compensation Plan can be found in the Nonqualified Deferred Compensation Table and the accompanying narrative below.

Perquisites and Other Benefits

The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for all of the named executive officers. These plans provide benefits which are similar to those provided to all employees, but extend the benefit levels to be appropriate to the income of the executive officers.

The Company’s executive perquisites are as follows:

•	Automobile allowance (ground transportation allowance in the case of Mr. Evans, as provided for in the negotiated terms of Mr. Evans’ employment agreement with the Company);

•	Paid monthly dues for one country club (does not include membership initiation fee); and

•	Reimbursement of spouse’s travel expenses for travel with the executive on company business.

Not all executives choose to participate in all plans which are offered or receive each benefit, and therefore the amounts disclosed as “Other Compensation” in the Summary Compensation Table below will vary by executive.

Employment Agreements and Severance Benefits

The Company has entered into employment agreements with Mr. Evans, Mr. Carstanjen, Mr. Mudd and Mr. Niven that include certain severance benefits upon termination or a change in control of the Company. The Committee believes that such agreements support the goals of attracting and retaining qualified executives by clarifying the terms of employment and reducing the risks to the executive in situations where the executive believes that the Company may undergo a merger or be acquired. In addition, the Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. The terms of the individual agreements have been negotiated on a case by case basis with each executive at the time of hire as the Committee deemed necessary to induce the acceptance of employment with the Company. The Committee believes that amounts payable under each of these agreements were necessary to induce acceptance of the Company’s offer of employment and are reasonable based on the Committee’s judgment and experience.

All other named executive officers are eligible to receive severance under the Company’s executive severance plan. Additional information regarding these benefits may be found under “Potential Payments Upon Termination or Change of Control” below.

Exchange Act Rule 10b5-1 Plans

The Company’s policy permits executive officers in possession of material non-public information to transact in the Company’s securities regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan that was entered into when the individual was not in possession of material non-public information. Company policy requires trading plans to be written and to specify the amount of, date on, and price at which the Company’s securities are to be traded or establish a formula for determining such items. Trading plans must be pre-approved by the Company and may not be adopted during blackout periods or when the officer is in possession of material non-public information about the Company.

Other Material Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million that is not considered “performance based” as defined by the Code. The Company has structured the annual incentive compensation paid under the ICP for Mr. Evans, Mr. Carstanjen, Mr. Mudd, Mr. Niven and Mr. Sexton and the equity grants made to Mr. Evans to qualify for this deduction. The Company seeks to maximize the tax deductibility of compensation paid to its executives wherever possible, but the Committee believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Internal Revenue Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Craig J. Duchossois

Leonard S. Coleman, Jr.

G. Watts Humphrey, Jr.

Darrell R. Wells

Summary Compensation Table

The following table provides information regarding compensation earned by each individual who served as our Chief Executive Officer in 2007, our Chief or Principal Financial Officer in 2007, and the three other executive officers employed at the end of 2007 who were most highly compensated for 2007 (sometimes referred to in this proxy statement as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(4)(5)	Option Awards ($)(4)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Robert L. Evans, President and Chief Executive Officer	2007 2006	$450,000 155,769	-0- -0-	$3,539,627 176,280	$1,649,352 -0-	$528,725 -0-	$114,702 1,782	$6,282,406 333,831

William E. Mudd, Executive Vice President and Chief Financial Officer(2)	2007	50,192	100,000	8,898	10,360	-0-	2,172	171,622

Michael W. Anderson, Vice President, Corporate Finance and Treasurer; Former Interim Chief Financial Officer(2)	2007	145,558	-0-	16,359	2,024	75,000	8,623	247,564

Michael E. Miller, Former Executive Vice President and Chief Financial Officer(3)	2007 2006	44,493 279,738	-0- -0-	3,125 71,456	-0- -0-	-0- 192,144	15,598 26,286	63,216 569,624

William C. Carstanjen, Executive Vice President and Chief Development Officer	2007 2006	320,000 320,000	-0- -0-	87,890 87,890	-0- -0-	245,000 247,680	19,554 77,381	672,444 732,951

Vernon D. Niven III, Executive Vice President, Technology Initiatives	2007	300,000	-0-	-0-	-0-	235,000	31,546	566,546

Steven P. Sexton, Executive Vice President and President, Churchill Downs Racetrack	2007 2006	292,780 273,182	-0- -0-	44,230 44,230	-0- -0-	165,000 159,833	36,314 26,198	538,324 503,443

(1)	Other than the $100,000 cash signing bonus paid to Mr. Mudd pursuant to the terms of his Employment Agreement with the Company, no bonus was paid to a named executive officer except as part of a non-equity incentive plan.

(2)	From January 26, 2007 through October 15, 2007, Mr. Anderson served as the Interim Chief Financial Officer of the Company. Mr. Mudd was named Chief Financial Officer of the Company effective as of October 15, 2007, at which time Mr. Anderson resumed his duties as Vice President, Corporate Finance and Treasurer of the Company.

(3)	Mr. Miller resigned his position as Executive Vice President and Chief Financial Officer of the Company on January 26, 2007. The amount expensed for Mr. Miller in the Stock Awards column does not include a reversal of $123,691 as a result of the forfeiture of the award upon his departure from the Company.

(4)	A discussion of the assumptions used in calculating these values may be found in Note 14 to our 2007 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Amounts shown for stock awards consist entirely of the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in question in connection with (i) service-based restricted stock under our 2004 Restricted Stock Plan for the named executive officers other than Mr. Evans, Mr. Mudd and Mr. Anderson, (ii) service-based restricted stock under our 2007 Omnibus Plan for Mr. Mudd and Mr. Anderson, (iii) service-based restricted stock units issued to Mr. Evans pursuant to a restricted stock units agreement and (iv) service- and performance-based restricted shares issued to Mr. Evans pursuant to two separate restricted stock agreements. For the number of shares of service-based restricted stock awarded in 2007, see the Grants of Plan-Based Awards Table on page 33.

(6)	Represents dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in question in connection with (i) options to purchase 130,000 shares of Common Stock granted to Mr. Evans pursuant to an option agreement and (ii) options to purchase 4,500 shares of Common Stock granted to Mr. Mudd and options to purchase 920 shares of Common Stock granted to Mr. Anderson, each under our 2007 Omnibus Plan. For options awarded in 2007, see the Grants of Plan-Based Awards table on page 33.

(7)	Payment for performance under the ICP. Payment for each year shown is made in March of the following year. Mr. Miller did not receive an ICP award for 2007 due to his departure from the Company in January 2007.

(8)	The table below shows the components of this column for 2007, which include the Company match for each individual’s defined contribution plan contributions, executive life insurance premiums, supplemental long-term disability insurance premiums, payments on termination and perquisites. Perquisites for Mr. Evans for 2007 include spouse transportation to certain Company events and $87,845 for Mr. Evans’ ground transportation allowance. Perquisites for Mr. Carstanjen for 2007 include spouse transportation to certain Company events and an automobile allowance; perquisites for Mr. Niven during 2007 include spouse transportation to certain Company events and payment of certain relocation expenses; and perquisites for Mr. Sexton during 2007 include spouse transportation to certain Company events, an automobile allowance and payment of country club dues.

Name	Company Contributions Under Defined Contribution Plans (a)	Life Insurance Premiums (b)	Supplemental Long-Term Disability Insurance Premiums (c)	Payments / Accruals on Termination (d)	Perquisites	Total All Other Compensation
Robert L. Evans	$16,637	$4,386	$2,959	-0-	$90,720	$114,702
William E. Mudd	-0-	$95	-0-	-0-	$2,077	$2,172
Michael W. Anderson	$7,617	$276	$730	-0-	-0-	$8,623
Michael E. Miller	$1,830	$221	-0-	$11,937	$1,610	$15,598
William C. Carstanjen	$6,339	$637	-0-	-0-	$12,578	$19,554
Vernon D. Niven III	$12,051	$660	$2,560	-0-	$16,275	$31,546
Steven P. Sexton	$18,264	$990	$2,403	-0-	$14,657	$36,314

(a)	This amount includes Company contributions to both 401(k) and deferred compensation accounts.

(b)	The named executive officers receive group life coverage equal to two times base salary with a $1 million maximum, whereas other employees receive coverage of two times base salary with a $300,000 maximum. The amounts in this column are the premiums for the named executive officers’ coverage.

(c)	The named executive officers receive long-term disability coverage equal to sixty percent (60%) of the named executive officer’s base salary with a $10,000 per month maximum in the event of a long-term disability, which benefit is taxable to the named executive officer. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the named executive officers’ supplemental coverage paid by the Company.

(d)	This amount reflects the cash payment made to Mr. Miller for accrued paid time off earned as of the time of his resignation as Chief Financial Officer of the Company.

Employment Agreements

The Company currently has employment agreements in place with each of the following named executive officers: Robert L. Evans, William E. Mudd, William C. Carstanjen and Vernon D. Niven III. Neither Steven P. Sexton nor Michael W. Anderson have entered into an employment agreement with the Company. With the exception of Mr. Evans, whose agreement provides for a three-year term of employment that commenced on August 14, 2006, each of the employment agreements is for an unspecified term and may be terminated by the Company or the executive at-will, subject to certain payments (see “Potential Payments Upon Termination or Change of Control” below). Under the agreements, the Company pays base salaries to the named executive officers at the following annual rates: $450,000 for Mr. Evans; $290,000 for Mr. Mudd; $320,000 for Mr. Carstanjen; and $300,000 for Mr. Niven.

The employment agreements of Mr. Evans, Mr. Mudd, and Mr. Carstanjen each provide for the Company to grant shares of restricted stock to the executive with the vesting schedules described in the individual agreements. Each of these executives is also eligible to participate in the Company’s 2000 Employee Stock Purchase Plan and the ICP. The agreements also generally provide that the executives may participate in the Company’s health plans, life insurance plans and 401(k) Retirement Plan on a comparable basis as generally offered to other employees and executives of the Company. Each agreement provides for either an automobile or ground transportation allowance.

Pursuant to each of Mr. Mudd’s and Mr. Evans’ agreements, each is subject to a two year non-competition period after the termination of his employment with the Company for any reason, during which he may not engage, directly or indirectly, in any business for competitors of the Company. Additionally, each of Mr. Mudd and Mr. Evans is also subject to a two year non-solicitation period after the termination of his employment with the Company for any reason, during which he may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company. Mr. Niven’s employment agreement also provides for similar restrictions.

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2007

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 18.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise Price or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(4)
Name		Threshold ($)		Target ($)		Maximum ($)
Robert L. Evans	-0-	$168,750		$337,500		$675,000		-0-		-0-		-0-	-0-
William E. Mudd	10/15/2007	-0-		-0-		-0-		2,500	(2)	-0-		-0-	$128,125
	10/15/2007	-0-		-0-		-0-		-0-		4,500	(3)	$52.58	149,175
	-0-	n/a	(7)	n/a	(7)	n/a	(7)	-0-		-0-		-0-	-0-
Michael W. Anderson	9/26/2007	-0-		-0-		-0-		460	(5)	-0-		-0-	$22,365
	9/26/2007	-0-		-0-		-0-		-0-		920	(6)	$49.95	23,009
	-0-	$26,775		$53,550		$107,100		-0-		-0-		-0-	-0-
Michael E. Miller	-0-	n/a	(7)	n/a	(7)	n/a	(7)	-0-		-0-		-0-	-0-
William C. Carstanjen	-0-	$96,000		$192,000		$384,000		-0-		-0-		-0-	-0-
Vernon D. Niven III	-0-	$90,000		$180,000		$360,000		-0-		-0-		-0-	-0-
Steven P. Sexton	-0-	$90,000		$180,000		$360,000		-0-		-0-		-0-	-0-

(1)	Represents annual incentive bonus opportunities under the ICP for each of the named executive officers awarded. See “Compensation Discussion and Analysis” beginning on page 18. Actual bonus payments for 2007 are also listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 30.

(2)	The shares consist of service-based restricted shares granted to Mr. Mudd pursuant to his employment agreement. These shares vest all at once on October 15, 2010, the third anniversary of the grant date.

(3)	The options consist of options granted to Mr. Mudd under his employment agreement, with an exercise price equal to the closing price for the underlying shares on the grant date. These options vest proportionately on an annual basis over a three-year period, such that one-third of the options will vest on October 15, 2008; one-third will vest on October 15, 2009 and one-third will vest on October 15, 2010.

(4)	Represents the grant date fair value of the restricted shares and stock options, as applicable.

(5)	The shares consist of service-based restricted shares granted to Mr. Anderson pursuant to the 2007 Omnibus Plan. These shares vest all at once on September 26, 2010, the third anniversary of the grant date.

(6)	The options consist of options granted to Mr. Anderson under the 2007 Omnibus Plan, with an exercise price equal to the closing price for the underlying shares on the grant date. These options vest proportionately on an annual basis over a three-year period, such that one-third of the options will vest on September 26, 2008; one-third will vest on September 26, 2009 and one-third will vest on September 26, 2010.

(7)	Mr. Miller was not eligible for any incentive compensation payments for 2007 performance due to his resignation from his position as Chief Financial Officer of the Company in January 2007. Mr. Mudd was not eligible for any incentive compensation payments for 2007 performance due to his joining the Company as Chief Financial Officer in October 2007.

Outstanding Equity Awards at Fiscal Year-End

For Fiscal Year Ended December 31, 2007

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(8)
Robert L. Evans	59,582	70,418	(1)		$36.16	08/14/12	94,250	(2)	$5,086,673	67,500	$3,642,975
William E. Mudd	-0-	4,500	(3)		$52.58	10/15/17	2,500	(4)	$134,925	-0-	-0-
Michael W. Anderson	-0-	920	(5)		$49.95	9/26/17	460	(4)	$24,826	-0-	-0-
	286	-0-			$35.95	6/19/12	1,644	(6)	$88,727	-0-	-0-
Michael E. Miller	-0-	-0-			-0-	-0-	-0-	(7)	-0-	-0-	-0-
William C. Carstanjen	-0-	-0-			-0-	-0-	11,000	(6)	$593,670	-0-	-0-
Vernon D. Niven III	-0-	-0-			-0-	-0-	-0-		-0-	-0-	-0-
Steven P. Sexton	8,000 10,618 1,589 9,950	-0- -0- -0- -0-		$ $ $ $	31.05 27.23 35.95 38.92	05/05/11 11/13/11 06/19/12 11/12/12	-0- -0- -0- 5,757	(6)	$-0- -0- -0- 310,705	-0- -0- -0- -0-	-0- -0- -0- -0-

(1)	Represents options granted to Mr. Evans on August 14, 2006 pursuant to his employment agreement. Mr. Evans’ unvested options will become exercisable with respect to equal installments of 10,833 shares on the last day of each calendar quarter through June 30, 2009, with a final installment of 5,420 shares on September 30, 2009.

(2)	Includes 47,125 restricted stock units granted to Mr. Evans on July 18, 2006 pursuant to his employment agreement. Mr. Evans’ remaining unvested award will vest in equal quarterly installments of 3,250 restricted stock units through June 30, 2011 and will vest in a final installment of 1,625 restricted stock units on September 30, 2011. Upon vesting, the units will be distributed in shares of Common Stock. The units do not have voting or dividend rights prior to vesting. Also includes 47,125 shares of restricted stock which vest in equal quarterly installments of 3,250 shares of restricted stock on the last day of each calendar quarter through June 30, 2011 and a final installment of 1,625 shares of restricted stock that will vest on September 30, 2011.

(3)	Represents options granted to Mr. Mudd under his employment agreement, with an exercise price equal to the closing price for the underlying shares on the grant date. These options vest proportionately on an annual basis over a three-year period, such that one-third of the options will vest on October 15, 2008; one-third will vest on October 15, 2009 and one-third will vest on October 15, 2010.

(4)	Represents service-based restricted stock award under our 2007 Omnibus Plan that will become vested upon expiration of a three-year restriction period commencing on the date of grant and ending on October 15, 2010 for the grant of 2,500 shares to Mr. Mudd and on September 26, 2010 for the grant of 460 shares to Mr. Anderson.

(5)	Represents options granted to Mr. Anderson under the 2007 Omnibus Plan, with an exercise price equal to the closing price for the underlying shares on the grant date. These options vest proportionately on an annual basis over a three-year period, such that one-third of the options will vest on September 26, 2008; one-third will vest on September 26, 2009 and one-third will vest on September 26, 2010.

(6)

Represents service-based restricted stock award under our 2004 Restricted Stock Plan that will become vested upon expiration of a five year restriction period commencing on the date of grant. Of Mr. Anderson’s 1,644 shares, 1,144 shares vest on November 18, 2009 and 500 shares vest on June 1, 2011; of Mr. Carstanjen’s 11,000 shares, 5,500 shares vest on July 5, 2010 and 5,500 shares vest on November 9,

2010; and of Mr. Sexton’s 5,757 shares, 2,109 shares vest on November 18, 2009, 137 shares vest on March 10, 2010 and 3,511 shares vest on November 9, 2010.

(7)	Mr. Miller forfeited all restricted stock awards, none of which were vested, as of his resignation in January 2007.

(8)	Based on the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2007 of $53.97 per share.

(9)	Represents 67,500 shares of restricted stock awarded to Mr. Evans on July 18, 2006 pursuant to his employment agreement that will vest in increments of 22,500 shares upon the Company’s share price reaching certain levels over a specified period of consecutive trading days.

Option Exercises and Stock Vested

For Fiscal Year Ended December 31, 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert L. Evans	-0-	-0-	48,500	$2,412,650
William E. Mudd	-0-	-0-	-0-	-0-
Michael W. Anderson	1,932	$24,612	-0-	-0-
Michael E. Miller	-0-	-0-	-0-	-0-
William C. Carstanjen	-0-	-0-	-0-	-0-
Vernon D. Niven III	-0-	-0-	-0-	-0-
Steven P. Sexton	-0-	-0-	-0-	-0-

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

Nonqualified Deferred Compensation

For Fiscal Year Ended December 31, 2007

Name	Executive Contributions in Last Fiscal Year($)(1)	Registrant Contributions in Last Fiscal Year($)(2)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)(3)
Robert L. Evans	$149,476	$12,462	$4,035	-0-	$165,973
William E. Mudd	-0-	-0-	-0-	-0-	-0-
Michael W. Anderson	-0-	-0-	-0-	-0-	-0-
Michael E. Miller	-0-	-0-	4,054	($134,727)	-0-
William C. Carstanjen	-0-	-0-	-0-	-0-	-0-
Vernon D. Niven III	15,128	11,077	664	-0-	26,869
Steven P. Sexton	55,067	9,428	69,488	-0-	384,787

(1)	The amounts in this column are also included in the Summary Compensation Table on page 30, in the salary column or the non-equity incentive plan compensation column.

(2)	The amounts in this column are also included in the Summary Compensation Table on page 30, in the all other compensation column as a part of the defined contribution plan match.

(3)	Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year and for previous years:

Name	2007($)	Previous Years($)	Total
Robert L. Evans	$161,938	-0-	$161,938
William E. Mudd	-0-	-0-	-0-
Michael W. Anderson	-0-	-0-	-0-
Michael E. Miller	-0-	-0-	-0-
William C. Carstanjen	-0-	-0-	-0-
Vernon D. Niven III	26,205	-0-	26,205
Steven P. Sexton	64,495	$166,112	230,607

The Nonqualified Deferred Compensation table above shows information about the Company’s deferred compensation plan. Executive officers and other executives may defer receipt of all or part of their cash compensation under this plan. The plan is administered in the same manner as the Company’s 401(k) plan, with the same participation and investment elections. The plan is unfunded and subject to forfeiture in the event of bankruptcy.

Potential Payments Upon Termination or Change of Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the named executive officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each named executive officer in each situation upon termination of the executive as of December 31, 2007 is listed in the table below.

Mr. Miller did not receive any compensation (other than accrued paid-time-off) in connection with his resignation as the Company’s Chief Financial Officer in January 2007.

Name	Cash Severance Payment		Continuation of Medical/ Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards(1)		Excise Tax Gross-up	Total Benefits
Robert L. Evans
Involuntary or good reason termination	$337,500		-0-	-0-	(2)	-0-	$337,500
Change in control without termination	-0-		-0-	$4,816,494	(3)	-0-	$4,816,494
Involuntary or good reason termination within 2 years of change in control	$337,500		-0-	$9,632,988	(4)	$703,082	$10,673,570
William E. Mudd
Involuntary or good reason termination within 18 months of hire date	$580,000		$7,182	$141,180		-0-	$728,362
Involuntary or good reason termination after 18 months of hire date	$89,230		$4,788	$141,180		-0-	$235,198
Change in control without termination	-0-		-0-	$141,180		-0-	$141,180
Involuntary or good reason termination within 2 years of change in control	$580,000		$7,182	$141,180		-0-	$728,362
Michael W. Anderson
Involuntary or good reason termination	$124,165		$6,696	-0-		-0-	$130,861
Change in control without termination	-0-		-0-	$88,727		-0-	$88,727
Involuntary or good reason termination within 2 years of change in control	$124,165		$6,696	$113,553		-0-	$244,414
William C. Carstanjen
Involuntary or good reason termination	$832,000		$6,546	$593,670		-0-	$1,432,216
Change in control without termination	-0-		-0-	$593,670		-0-	$593,670
Involuntary or good reason termination within 2 years of change in control	$832,000		$6,546	$593,670		-0-	$1,432,216
Vernon D. Niven III
Involuntary or good reason termination	$1,772,308	(5)	$4,040	-0-		-0-	$1,776,348
Steven P. Sexton
Involuntary or good reason termination	$480,000		$8,576	-0-		-0-	$488,576
Change in control without termination	-0-		-0-	$310,705		-0-	$310,705
Involuntary or good reason termination within 2 years of change in control	$480,000		$8,576	$310,705		-0-	$799,281

(1)	Represents the market value as of December 31, 2007 of restricted stock awards and the spread between exercise and market prices as of December 31, 2007 for option awards. For purposes of this disclosure, market value is the closing price of our Common Stock on the NASDAQ Global Market at December 31, 2007 of $53.97 per share.

(2)	In the event of involuntary or good reason termination, Mr. Evans would vest in only those equity awards scheduled to vest up to and during the quarter in which such termination occurs; equity awards scheduled to vest after such quarter would be forfeited. This value reflects the fact that on December 31, 2007, Mr. Evans would fully vest in those equity awards scheduled to vest during the quarter and thus no awards pertaining to the quarter would remain unvested and subject to acceleration of vesting.

(3)	Represents the market value of fifty percent (50%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2007. In the event a change in control, Mr. Evans would immediately vest in fifty percent (50%) of his unvested equity awards as of the time of the change in control; remaining unvested equity awards would continue to vest based on existing vesting schedules.

(4)	Represents the market value of one hundred percent (100%) of all of Mr. Evans’ unvested equity awards, as of December 31, 2007. In the event of involuntary or good reason termination within two years of a change in control, Mr. Evans would vest in any then-remaining unvested equity awards.

(5)	Includes $1,500,000, which represents twenty percent (20%) of unforfeited long-term incentive opportunity remaining to Mr. Niven as of December 31, 2007 and which may be paid in cash or in Company stock, at the discretion of the Company’s Compensation Committee.

Severance Benefits. The employment agreements provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Evans. Base salary, continued vesting of equity incentives, and health and welfare benefits, each through the end of the calendar quarter in which the termination occurs.

Mr. Carstanjen. Base salary for 24 months; pro rata annual bonus for the year in which the termination occurs, at a minimum of the target level; accelerated vesting of any restricted stock; and health and welfare benefits for six months following the termination.

Mr. Mudd. Base salary for 24 months if termination occurs within 18 months of the date of hire, otherwise severance will be based on length of service as per the Company’s executive severance plan; pro rata annual bonus for the year in which the termination occurs, at a minimum of the target level; accelerated vesting of any restricted stock and stock options; and health and welfare benefits for six months following the termination.

Mr. Niven. Base salary through the end of the month in which severance occurs; any additional severance due under the executive severance policy; pro-rata annual bonus for the year payable at target; balance of any long-term incentive award earned but not yet paid; 20% of any unforfeited long-term incentive opportunity remaining at the time of termination.

All other named executive officers are eligible to receive severance under the Company’s executive severance plan. This plan provides severance equal to four weeks of salary per year of service (up to a maximum of 52 weeks) for Executive Vice Presidents and two weeks of salary per year of service for Vice Presidents (up to a maximum of 26 weeks) in the case of Job Elimination. Job Elimination is the involuntary separation of an executive without cause due to elimination of an executive’s position or duties due to a restructuring, cost containment, or other reasons not related to job performance. Therefore, this plan does not provide a severance payment to an executive who is terminated due to poor performance.

Change in Control Benefits. The employment agreement for Mr. Evans also provides for the following change in control provisions. Upon a change in control, as defined in his agreement, 50% of any unvested equity grants made as part of his employment agreement will vest. If Mr. Evans is terminated within two years following a change in control, he will receive severance as above, the vesting on the remaining unvested equity from his initial grant will be accelerated, and the Company will provide full tax gross-up payments on any excise taxes under the Internal Revenue Code Section 280G, which provides for a 20% additional tax on certain payments made upon a change in control. Mr. Carstanjen and Mr. Mudd are also entitled, under the terms of their employment agreements, to full tax gross-up payments on any excise taxes under Internal Revenue Code Section 280G if either of them is terminated within two years following a change in control.

Upon a change in control of the Company or the sale of the Twinspires business unit, Mr. Niven will receive the balance of any long-term incentive award earned but not yet paid and 50% of any unforfeited long-term incentive opportunity remaining at the time of the change in control. Should Mr. Niven’s employment be terminated within 24 months following a change in control, he will receive 100% of any unforfeited long-term incentive opportunity remaining at the time of the change in control. As of December 31, 2007, the Twinspires Long Term Incentive Plan had not been adopted and therefore no amounts are shown for Mr. Niven in the event of a change of control without or without subsequent termination in the chart summarizing payments due upon termination or change in control above.

All other named executive officers have received stock option and/or restricted stock grants from the Company in either 2007 or prior years. Under the terms of the grant agreements entered into pursuant to the Company’s 2004 Restricted Stock Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon a change in control. Under the terms of the grant agreements entered into pursuant to the Company’s 2007 Omnibus Plan, any remaining vesting on such equity grants will accelerate and the grants will vest in full upon the occurrence of both a change in control and the subsequent termination of the recipient, unless the terms of such recipient’s employment agreement specify otherwise. Mr. Mudd and Mr. Anderson are the only two named executive officers to have received awards under the 2007 Omnibus Plan. Mr. Mudd’s employment agreement provides for accelerated vesting of all equity awards in the event of either a change in control or involuntary termination of Mr. Mudd’s employment. Mr. Anderson does not have an employment agreement with the Company and the lapse of restrictions on equity awards made under the 2007 Omnibus Plan will be accelerated only upon a change of control and involuntary termination of Mr. Anderson’s employment.

Certain Relationships and Related Transactions

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including, without limiting, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the similar interest of the related person interest in the transaction, and whether products or services of a nature, quantity, or quality are readily available from alternative sources.

During the past fiscal year, the Company did not engage in any transactions in which any director, officer or 5% shareholder of the Company had any material interest, except as described below.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Authority, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering or the Louisiana State Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

On September 8, 2000, Arlington Park Racecourse, LLC (“Arlington”), then a wholly-owned subsidiary of the Company, entered into a lease and option to purchase agreement by which Arlington leases from Duchossois Industries, Inc. approximately 68 acres of real estate adjacent to the racetrack in Arlington Heights, Illinois, for use in Arlington’s backside operations. For 2007, Arlington paid $456,792 to Duchossois Industries, Inc. pursuant to the lease and option to purchase agreement. Richard L. Duchossois is the Chairman of Duchossois Industries, Inc.; Craig J. Duchossois is the Chief Executive Officer and a Director of Duchossois Industries, Inc. and Robert L. Fealy is the Executive Vice President and a Director of Duchossois Industries, Inc. Each of Mr. Richard L. Duchossois, Mr. Craig J. Duchossois and Mr. Fealy is a Director of the Company.

Churchill Downs Incorporated

Audit Committee Report

The following is the report of the Company’s Audit Committee (the “Committee”), which currently consists of four directors, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the Securities and Exchange Commission and the NASDAQ exchange to be considered an “independent director.” The Board has also determined that one member, Darrell R. Wells, is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Committee has an Audit Committee Charter (the “Charter”), which was revised by the Committee on July 30, 2007 and approved by the Board on September 20, 2007. The Committee’s actions are determined by this Charter, which includes monitoring and oversight of the financial reporting process, the system of internal controls, the internal audit function, the independent auditors and the Company’s procedures for legal and regulatory compliance. The Committee’s job is one of oversight and the Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

•	Met four times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2007.

•

Discussed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which sets forth required communication between independent auditors and audit committees.

•

Received the written disclosures and letters from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding their independence, and discussed the auditors’ independence and ability to conduct the audit.

•

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

•	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

•	Discussed with management and the independent auditors the quality of the Company’s internal controls.

•	Reviewed and approved all related person transactions.

•	Self-evaluated the effectiveness of the Committee.

•	Evaluated the effectiveness of the Company’s internal audit function.

•

Reviewed and approved the 2007 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

•

In March 2008, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2008. The Committee also reviewed and pre-approved the 2008 audit fees for services related to the first quarter Form 10-Q review.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Darrell R. Wells, Chairman

Leonard S. Coleman, Jr.

Daniel P. Harrington

Susan E. Packard

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company’s Common Stock file certain reports with the Securities and Exchange Commission with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. Based solely on our review of the forms filed with the Securities and Exchange Commission or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s Common Stock have complied with all applicable filing requirements, except in the following instances: Mr. Randall Soth filed late one Form 4 reporting a disposition of Company stock; Mr. Robert Fealy filed late one Form 4 reporting the acquisition of Company stock due to the reinvesting of dividends derived from deferred shares awarded under the Company’s 2005 Deferred Compensation Plan; and Duchossois Industries, Inc. filed late one Form 4 reporting the acquisition of Company stock by its affiliate 845 Larch Acquisition Corp., LLC.

Multiple Shareholders Sharing the Same Address

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement, please notify your broker. You may direct your written request for a copy of the Proxy Statement to Churchill

Downs Incorporated, Attn: Holly H. Ballard, 700 Central Avenue, Louisville, Kentucky 40208, or at 502-636-4400. If your broker is not currently householding (i.e., you received multiple copies of the Company’s Proxy Statement), and you would like to request delivery of a single copy, you should contact your broker.

Proposals by Shareholders

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and Proxy for presentation at the annual meeting of shareholders to be held in 2009 must be received by the Company at 700 Central Avenue, Louisville, Kentucky 40208, Attention of the Secretary, no later than December 29, 2008. Pursuant to the Company’s Bylaws, proposals of shareholders intended to be presented at the Company’s 2009 annual meeting of shareholders must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2009 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than March 21, 2009, and no sooner than February 19, 2009. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert L. Evans

President and Chief Executive Officer

Rebecca C. Reed

Senior Vice President and Secretary

Louisville, Kentucky

April 28, 2008

PLEASE SIGN AND RETURN THE ENCLOSED PROXY

OR VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT BE PRESENT IN PERSON

CHURCHILL DOWNS INCORPORATED ATTN: INVESTOR RELATIONS 700 CENTRAL AVENUE LOUISVILLE, KY 40208

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Churchill Downs Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Churchill Downs Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS :	CHURC1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHURCHILL DOWNS INCORPORATED The Board of Directors unanimously recommends a vote FOR the following proposals: Vote on Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Class III Directors for a term of three (3) years (Proposal No. 1)	☐	☐	☐
Nominees:
01) Robert L. Fealy
02) Daniel P. Harrington
03) Carl F. Pollard
04) Darrell R. Wells

	Vote on Proposals				For	Against	Abstain
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for Churchill Downs Incorporated for the year ending December 31, 2008 (Proposal No. 2).				☐	☐	☐

3.	Proposal to approve the material terms of the performance goals and maximum awards payable as established by the special subcommittee of the Compensation Committee of the Board of Directors for the payment of compensation to Robert L. Evans, William C. Carstanjen, William E. Mudd, Vernon D. Niven III and Steven P. Sexton under the Churchill Downs Incorporated Amended and Restated Incentive Compensation Plan (1997) (Proposal No. 3).				☐	☐	☐

UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 2, FOR PROPOSAL NO. 3 AND FOR THE ELECTION OF ALL CLASS III DIRECTORS DESIGNATED UNDER PROPOSAL NO. 1. Please sign, date and return this Proxy promptly in the enclosed envelope.

(Please sign this Proxy exactly as name(s) appear(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

CHURCHILL DOWNS INCORPORATED

700 Central Avenue

Louisville, Kentucky 40208

ANNUAL MEETING OF SHAREHOLDERS - JUNE 19, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Leonard S. Coleman, Jr. and Susan E. Packard, and any of them, as Proxies with full power to appoint a substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the undersigned at the Annual Meeting of Shareholders to be held on Thursday, June 19, 2008, or any adjournment thereof, hereby revoking any Proxy heretofore given.